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EXHIBIT 21.1

PLIANT CORPORATION
LIST OF SUBSIDIARIES AND
STATES OF INCORPORATION OR ORGANIZATION

COMPANY NAME	JURISDICTION OF INCORPORATION/ORGANIZATION
Alliant Company LLC(1)	Delaware limited liability company
Pliant Corporation International(1)	Utah
Pliant Film Products of Mexico, Inc.(1)	Utah
Pliant Corporation of Canada Ltd.(1)	Ontario, Canada
Pliant Corporation Pty. Ltd.(1)	Australia
Pliant Film Products GmbH(1)	Germany
Pliant Packaging of Canada, LLC(1)	Utah limited liability company
ASPEN Industrial, S.A. de C.V.(2)	Mexico
Jacinto Mexico, S.A. de C.V.(3)	Mexico
Pliant de Mexico, S.A. de C.V.(3)	Mexico
Uniplast Holdings Inc.(1)	Delaware
Uniplast U.S., Inc.(4)	Delaware
Uniplast Industries Co.(4)	Nova Scotia, Canada
Pliant Solutions Corporation(1)	Utah

(1)
Owned by Pliant Corporation. Pliant Solutions Corporation was dissolved on December 27, 2007.

(2)
Owned by Pliant Corporation (greater than 99%) and Pliant Corporation International (less than 1%)

(3)
Owned by ASPEN Industrial, S.A. de C.V. (greater than 99%) and Pliant Corporation (less than 1%)

(4)
Owned by Uniplast Holdings Inc.

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  EXHIBIT 21.1